Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Holdings Provides Business Update and
Reports Financial Results for the Second Quarter of 2009

Rockville, Maryland – August 13, 2009 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and business solutions for federal government enterprises, today provided an update for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights:

➢	Revenues of $8.7 million
➢	Gross profit of $1.9 million with gross margin expansion of 215 basis points to 21.5%
➢	EBITDA of $0.3 million
➢	Net loss of $0.04 per share driven in part by non-cash charge to the fair value of put warrants

Peter B. LaMontagne, Paradigm President and CEO, stated, “We believe that our strategy of focusing on higher-margin national and homeland security contracts is enabling us to make additional positive progress toward becoming a leading provider of specialized cyber security services. Although we have not yet attained overall revenue growth, we have stabilized revenues in the $8 million per quarter range for three quarters, increased our book-to-bill ratio for the quarter to 1.4x and grown total backlog to approximately $73 million.  In addition, approximately 17% of our total revenues for 2009 are directly focused on cyber security and nearly 40% are derived from national and homeland security agencies.”

Richard Sawchak, Chief Financial Officer, stated, “We are pleased that our disciplined cash management enabled us to generate $675 thousand of operating cash flow during the quarter and reduce our debt balance to $3.1 million.  As we continue to focus on operating profitability and positive cash flow during the remainder of 2009 and beyond, we will continue to take the necessary steps to expand gross margins, reduce expenses and manage our working capital position.”

The Company’s EBITDA was $0.3 million during the quarter ended June 30, 2009, as compared to approximately $0.4 million for the same period of 2008. The Company defines EBITDA as earnings before interest, taxes, changes in the fair value of put warrants, depreciation and amortization, stock compensation and restructuring expenses which include the basket allowed under our senior credit facility and other actual restructuring costs. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net loss for the three and six months ended June 30, 2009 and 2008.

	Quarter Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net Loss	$(1,470,669)	$(165,677)	$(2,098,348)	$(403,166)

Adjustments:
Interest Expense, net	498,928	238,298	848,747	503,283
Income Tax Benefit	(149,398)	(68,796)	(223,692)	(150,242)
Change in FV of Put Warrants	957,934	--	1,000,825	--
Depreciation & Amortization	129,824	147,544	242,203	325,980
Stock Compensation	234,140	140,032	395,607	280,063
Restructuring Expense	75,000	114,588	325,000	364,588

EBITDA	$275,759	$405,989	$490,342	$920,506

Revenue for the second quarter of 2009 was $8.7 million, compared to $10.6 million for the second quarter of 2008. The decline in revenue for the three months is attributable to a decrease in federal repair and maintenance services and the completion of certain small business set-aside programs in the second quarter of 2008. Net loss for the second quarter of 2009 was $1,470,669 or $0.04 per share versus a net loss of $165,667 or $0.01 per share in the second quarter of 2008. The increase in net loss for the three months is attributable to changes in the fair value of put warrants, the decrease in revenue and an increase in interest expenses.

The Company had a $48 thousand positive net working capital position and approximately $3.1 million outstanding on its line of credit with Silicon Valley Bank as of June 30, 2009.

For additional details, please refer to the Company’s quarterly report on Form 10-Q as filed with the SEC.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

The securities sold in the private placement have not yet been registered under the Securities Act, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

(tables follow)

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$--	$52,257
Accounts receivable — contracts, net	6,492,412	6,920,768
Prepaid expenses	890,245	1,033,837
Prepaid corporate income taxes	138,199	47,092
Deferred income tax assets	35,501	60,269
Other current assets	293,725	554,610
Total current assets	7,850,082	8,668,833
Property and equipment, net	119,045	183,612
Goodwill	3,991,605	3,991,605
Intangible assets, net	1,070,954	1,244,591
Deferred financing costs, net	1,046,648	--
Deferred income tax assets, net of current portion	369,127	211,326
Other non-current assets	120,807	172,029
Total Assets	$14,568,268	$14,471,996
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank overdraft	$950,664	$--
Note payable — line of credit	3,079,170	5,949,983
Note payable — promissory note	--	2,000,000
Capital leases payable, current portion	--	1,578
Accounts payable and accrued expenses	1,975,290	3,498,690
Accrued salaries and related liabilities	1,465,289	1,474,133
Mandatorily redeemable preferred stock, current portion	200,000	--
Other current liabilities	132,079	227,200
Total current liabilities	7,802,492	13,151,584
Long-term liabilities
Other non-current liabilities	144,206	183,870
Mandatorily redeemable preferred stock - $.01 par value, 10,000,000 shares authorized, 6,206 shares issued and outstanding as of June 30, 2009	4,395,777	--
Put warrants	2,928,992	--
Total liabilities	15,271,467	13,335,454
Commitments and contingencies
Convertible preferred stock - $.01 par value, 10,000,000 shares authorized, 0 and 1,800 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively. Each share of convertible preferred stock has a liquidation preference of $0.01 per share plus all accrued but unpaid dividends	--	18
Common stock - $.01 par value, 50,000,000 shares authorized, 41,243,027 shares and 19,148,153 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	409,431	191,482
Additional paid-in capital	3,256,076	3,215,400
Accumulated deficit	(4,368,706)	(2,270,358)
Total stockholders’ (deficit) equity	(703,199)	1,136,542
Total liabilities and stockholders’ (deficit) equity	$14,568,268	$14,471,996

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Contract Revenue
Service contracts	$5,887,567	$7,262,691	$11,466,104	$14,309,218
Repair and maintenance contracts	2,783,905	3,358,089	4,912,992	7,108,460
Total contract revenue	8,671,472	10,620,780	16,379,096	21,417,678
Cost of revenue
Service contracts	4,572,950	5,594,339	8,891,036	11,070,482
Repair and maintenance contracts	2,237,591	2,976,010	4,106,075	6,193,560
Total cost of revenue	6,810,541	8,570,349	12,997,111	17,264,042
Gross margin	1,860,931	2,050,431	3,381,985	4,153,636
Selling, general and administrative	2,024,136	2,046,832	3,854,453	4,203,987
(Loss) income from operations	(163,205)	3,599	(472,468)	(50,351)
Other (expense) income
Interest income	2	2,083	6	2,707
Change in fair value of put warrants	(957,934)	--	(1,000,825)	--
Interest expense – mandatorily redeemable preferred stock	(398,699)	--	(531,975)	--
Interest expense	(100,231)	(240,381)	(316,778)	(505,990)
Other income	--	226	--	226
Total other expense	(1,456,862)	(238,072)	(1,849,572)	(503,057)
Loss from operations before income taxes	(1,620,067)	(234,473)	(2,322,040)	(553,408)
Income tax benefit	(149,398)	(68,796)	(223,692)	(150,242)
Net loss	(1,470,669)	(165,677)	(2,098,348)	(403,166)
Dividends on preferred stock	--	45,000	78,870	90,000
Net loss attributable to common shareholders	$(1,470,669)	$(210,677)	$(2,177,218)	$(493,166)

Weighted average number of common shares:
Basic and diluted	41,243,027	19,148,153	33,828,069	19,148,153

Basic and diluted net loss per common share	$(0.04)	$(0.01)	$(0.06)	$(0.02)